EXHIBIT 8.1

[LETTERHEAD OF DUANE MORRIS LLP}

January 19, 2005

Board of Directors
Luminent Mortgage Capital, Inc.
909 Montgomery Street, Suite 500
San Francisco, CA 94133

Re:	Offering by Luminent Mortgage Capital, Inc. (the “Company”)

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax matters in connection with the proposed offering (the “Offering”) by the Company of its shares of common stock, preferred stock, its warrants to purchase shares of common stock or preferred stock, its debt securities or any combination of the foregoing (collectively, the “Securities”), as more fully described in the registration statement on Form
S-3, Registration No. 333-121816 (the “Registration Statement”), and the prospectus included therein (the “Prospectus”), filed by the Company with the Securities and Exchange Commission on January 19, 2005. All terms used herein have the respective meanings set forth in the Prospectus.

     We have acted as counsel to the Company with respect to the Offering. This letter is for delivery in connection with the proposed Offering of the Securities made by the Prospectus and is intended to confirm as of the date hereof certain opinions described in the “Certain United States Federal Income Tax Considerations” section of the Prospectus.

     In rendering our opinion, we have reviewed and relied upon the Registration Statement and exhibits to the Registration Statement and the Charter and Bylaws of the Company, each as amended. We have also had discussions with executive personnel of the Company and we have examined and relied upon such records, documents, certificates, instructions, resolution, and other matters that, in our judgment, were necessary in order to enable us to render the opinions herein set forth.

     In addition, we have relied upon a representation letter furnished to us by the Company (the “Representation Letter”). Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented without regard to such qualification. In addition, where statements and representations made by the Company are based on the results that the Company anticipates will occur, we have assumed that the results will in fact occur without regard to such qualification.

     As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters. We have relied on the accuracy and completeness of the statements and representations contained in the Representation Letter and the Prospectus and have assumed that each will be complete and accurate as of the date of the Offering. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed that the Company at all times will operate in accordance with the method of operation described in its organizational documents and the Registration Statement.

     Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we are of opinion that the Company is organized in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and that its actual method of operations and its proposed method of operations will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code. This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

     The Company’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping, the results of which are not reviewed by us. Accordingly, no assurance can be given that the Company

Luminent Mortgage Capital, Inc.
January 19, 2005

will satisfy the requirements for qualification and taxation as a REIT for any given tax year. We do not undertake to monitor whether the Company will, in fact, through actual operating results, satisfy the various qualification requirements, and we express no opinion whether the Company will actually satisfy these various qualification requirements in the future, and we assume no obligation to update or supplement this letter for changes in fact or law.

     We express no opinion on any other issue relating to the Company or to an investment therein. This opinion letter is furnished to you solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in applicable law, as defined above.

     We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part and the reference to us under the caption “Certain United States Federal Income Tax Considerations.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

DUANE MORRIS LLP